UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Wynn Resorts, Limited
(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 25, 2015, Elaine P. Wynn issued the following press release:

Elaine Wynn Sends an Open Letter to Wynn Resorts Stockholders to Set the Record Straight

Letter Reiterates Elaine’s Qualifications for Re-Election to the Wynn Resorts Board of Directors and Her Steadfast Alignment with the Interest of Stockholders

Letter Corrects the Insinuations of the Wynn Resorts Board of Directors with an Argument Grounded in Fact

LAS VEGAS – March 25, 2015 – Elaine Wynn, co-founder, Board member and third-largest stockholder of Wynn Resorts (NASDAQ: WYNN), today released a letter to all stockholders outlining her factual rebuttal to the insinuations brought forth by the Wynn Resorts Board of Directors, which seem designed to distract stockholders from the real issues. Highlights include:

●	Elaine had no reason to recuse herself with regards to the purchase of land adjacent to the Las Vegas property.
●	Elaine was fully supportive of the equity compensation package for Steve Wynn.
●	Elaine’s prevailing in the lawsuit would not trigger the change of control covenant.
●	The Company is fully aware of the long-standing process in place allowing Elaine to transfer shares to her philanthropic Foundation and allowing her no input into whether/when the shares are sold.
●	Elaine is an independent voice who has made a meaningful contribution to the company and Board.
●	The Company is trying to play catch up with its effort to enhance the Board independence/ diversity.

A copy of the letter follows:

March 25, 2015

Dear Fellow Wynn Resorts Stockholders,

Last week, I sent you a letter asking you to support my candidacy to retain my seat on the Wynn Resorts Board of Directors. I believe I am by far the most qualified candidate for election. I am an industry veteran who brings to the Board both an independent, diverse voice and a deep knowledge of the company. Moreover, I am the company’s third-largest stockholder, and my interests are therefore inextricably aligned with yours, a fact that I have no plans to change.

Not surprisingly, the Wynn Resorts Board of Directors has repeatedly presented a number of insinuations that are without factual basis and seem designed to distract stockholders from the real issues. This pattern and practice of insinuation without factual basis is disturbing to me and misleading to you. The materials released this week by the company further seek to create a false sense of conflict between my interests and those of my fellow stockholders of Wynn Resorts. As such, I am writing to you today to present the facts and set the record straight.

Fact: I had no reason to recuse myself with regards to the purchase of land adjacent to our Las Vegas property. At no time during company Board discussions of a possible land acquisition was I aware of any plan by my nephew, Andrew Pascal, to purchase that same land; the company’s charge to the contrary is a fabrication. Because I had no such knowledge, I had no reason to recuse myself from any Board discussions regarding this land. What makes the company’s false charge even more outrageous is that, on two occasions leading up to the Board’s action of removing me, I was interviewed by independent directors and told them that I had no knowledge about the land purchase, a fact they have chosen to ignore. Further, they never raised a concern about my “failure” to recuse myself from Board discussions of the land. Now, faced with the daunting task of coming up with reasons to exclude me as a director, knowing I am uniquely qualified and the most independent minded director in the boardroom, the Board has come up with reasons that are made up out of the whole cloth. This allegation is just another example of the reckless lengths to which the Board is willing to go to exclude me as a director. The absurdity is, of course, that not only did I have no knowledge of or involvement in this land deal, but any such action to help my nephew’s group would actually have been directly contrary to my own financial interests since my net worth is linked to the success of Wynn Resorts.

Fact: I was fully supportive of the equity compensation package for Steve Wynn. The assertion by the Board that I had a conflict of interest regarding the award of equity compensation to Steve is without merit.  ISS, among others, has pressed to have executives paid more in stock and less in cash.  In response, the Compensation Committee recently acted to increase the stock component of Steve’s compensation and I fully supported the Committee’s efforts to do so. Separately, because any equity award to Steve is subject to the shareholders agreement, which he contends is still valid (but I contend is not), under his view, Steve cannot sell any such stock without my consent.  Whether or not his shares are liquid, however, the award of stock compensation serves the purpose of aligning his compensation with the performance of the company. And if anything, having him hold on to any additional stock he receives further aligns his interests with those of stockholders. Any suggestion that positions I have taken are inconsistent with the interests of the company or the stockholders is therefore puzzling and wrong. Our interests are fully aligned. Further, the suggestion that I somehow acted against company interests when I sought an amendment to the shareholders agreement is also misguided. All I did was reject a suggestion that Steve be given one-sided relief from the consent requirement while I remained fully bound; instead, I preferred to reach a mutual global resolution. The fact that Steve separately desires the ability to sell his equity is a self-interested position on his part and is certainly not an issue for the Board to champion, as it now appears to be doing. Rather, how Steve and I resolve this dispute between us is purely a stockholder-to-stockholder issue, to be resolved between stockholders and not by the Board.

Fact: My prevailing in the lawsuit would not trigger the change of control covenant.  The change of control covenant is about one thing – how many combined shares Steve and I own. If I prevail in the dispute over the shareholders agreement, NOTHING happens with respect to the covenant because no shares are being sold.  I intend to remain a significant long-term stockholder of the company that I have co-founded. As the third-largest Wynn stockholder, my net worth is intrinsically linked to the success of Wynn Resorts, and I have absolutely no incentive to put the company or its share price at risk.  Furthermore, as the Board fully acknowledges, for there to be a violation of the indenture covenants, a second trigger would need to occur, which is that a certain number of the company’s outstanding notes are rated below investment grade by both rating agencies that make such determinations. Clearly, the Board is engaging in scare tactics that are separate and apart from the real issues that need to be addressed in this election.

Fact: The Company is fully aware of the long-standing process in place allowing me to transfer shares to my philanthropic Foundation and allowing me no input into whether/when the shares are sold. The Board attempts to suggest that my Foundation’s sale of shares to donate to philanthropic causes somehow creates a conflict of interest.  This suggestion is wholly without merit.  The Foundation is an independent 501(c)(3) organization that is managed and controlled by a Board of Trustees. The Foundation has a long-standing protocol whereby I am recused from all Foundation matters relating to its ownership of company shares, including any decision to vote, sell or otherwise dispose of such shares. I find the raising of this issue by the Board particularly disappointing since the company has been fully aware that the sale by the Foundation takes place each year and that the proceeds go to philanthropic causes. Moreover, the general counsel of Wynn Las Vegas knew about the Foundation’s sale of shares during the blackout period and in fact sent an instruction letter to the company’s transfer agent to help consummate such sale.  The sudden suggestion that this sale is somehow improper is a baseless allegation to distract stockholders from the important issues at hand.

Fact: I am an independent voice who has made a meaningful contribution to the company and Board.  Once again the Board has delivered conflicting messages regarding its reasons for not re-nominating me.  It questions my valuable contribution to the growth of the company, but then uses my contribution as a reason to question my independence under the NASDAQ standards.  Whether or not I satisfy those standards (and the company does not appear to question that I meet all of the bright-line tests), I provide in the boardroom a needed independent voice that is not beholden to management. Because of my industry experience, day-to-day involvement at the Company, deep history with Wynn Resorts and unprecedented relationship with Steve, I am uniquely positioned to provoke meaningful discussion and evaluation of proposals.  I know the right questions to ask, and I am not afraid to ask them.  More than any of my fellow directors, with the exception of Steve, I have a vested interest in the success of Wynn Resorts.  I have skin in this game.

Fact: The Company is trying to play catch up with its effort to enhance the Board independence/diversity. It appears that the Board now seeks independent voices, and now champions diversity of opinion and perspective. But actions speak louder than words, and its actions over the last few years belie this new-found commitment to diversity. If the Board’s concern with me was really that it wanted more independent directors, it would have nominated an independent candidate in my place rather than shrink the size of the Board. It did not do so. If the Board were as committed to diversity as it now claims, it would have added more women to the Board since Linda Chen left in 2012. It did not do so. Given this history, it would seem highly disadvantageous to stockholders to exclude the qualified and diverse candidate sitting on the Board already.

I believe that stockholders have a choice to make between re-electing a Board that deals in rumors and insinuations rather than a proven director like me whose argument is grounded in the facts and a mutual interest in the success of our collective investment. It is, I believe, the duty of ALL stockholders to ensure the Board is held to standards of accountability and sound governance principles, which will determine the future support and success of the company, and I hope you will VOTE for me to do so.

PLEASE FILL OUT AND VOTE THE GOLD PROXY CARD TODAY TO SUPPORT THE CONTINUED INCLUSION OF STRONG, INDEPENDENT VOICES AND DIVERSITY OF THOUGHT AND IDEAS IN YOUR BOARDROOM.

Sincerely,

Elaine Wynn

CONTACT:

Investors: Bruce H. Goldfarb / Jon Einsidler / Lydia Mulyk / Lisa Patel, Okapi Partners LLC, 212-297-0720, info@okapipartners.com; or Media: Liz Micci / Luke Barrett, The Abernathy MacGregor Group, 212-371-5999, edm@abmac.com / lpb@abmac.com

***

On March 20, 2015, Elaine P. Wynn filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission.  Ms. Wynn is soliciting proxies for use at the Company’s 2015 Annual Meeting of Stockholders, to be held on April 24, 2015.  She intends to use such proxies to vote in favor of her re-election to the board of directors, and for the election of the Wynn Resorts, Limited nominee other than John J. Hagenbuch.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND, AS THEY BECOME AVAILABLE, OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MS. WYNN FROM THE STOCKHOLDERS OF WYNN RESORTS, LIMITED BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THESE MATERIALS AND OTHER MATERIALS FILED BY MS. WYNN IN CONNECTION WITH HER PROXY SOLICITATION WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY MS. WYNN WITH THE SECURITIES AND EXCHANGE COMMISSION WILL ALSO BE AVAILABLE, WITHOUT CHARGE, BY DIRECTING A REQUEST TO MS. WYNN’S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (877) 629-6355 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.